Exhibit 99.1

For more information, contact:	For ICOP Investor/Media Relations:
Laura E. Owen, COO & President	Elite Financial Communications Group/Elite Media Group
16801 West 116th Street	Dodi Handy, President and CEO
Lenexa, KS 66219 USA	Phone: (407) 585-1080
Phone: (913) 338-5550	ICOP@efcg.net
Fax: (913) 312-0264
Lowen@ICOP.com
www.ICOP.com

ICOP DIGITAL REPORTS RESULTS FOR SECOND QUARTER 2008

Investor Teleconference and Webcast to Begin at 4:15 PM ET

LENEXA, KS – (PR NEWSWIRE) – August 12, 2008 – ICOP Digital, Inc. (Nasdaq: ICOP), an industry-leading company engaged in advancing digital surveillance solutions, today announced its operational and financial results for the three and six months ended June 30, 2008. ICOP will host a teleconference today beginning at 4:15 PM Eastern, and invites all interested parties to join management in a discussion regarding the Company’s second quarter financial results, corporate progression and other meaningful developments.

The conference call can be accessed via telephone by dialing toll free 1-800-218-4007 or via the web at http://www.icop.com/investorfaqs.htm. For those unable to participate at that time, a replay of the webcast will be available for 90 days at www.ICOP.com.

Key Operational Highlights:

•

During the first six months of 2008, ICOP responded to 58 Request for Proposals for digital in-car video systems; of the 21 contracts awarded thus far, ICOP has won 12, representing a 57% closing ratio.

•	Approximately 1,000 ICOP Model 20/20®-W units were shipped to over 210 law enforcement agencies in the first half of this year.

•	In the second quarter of 2008, purchase orders from existing customers engaged in fleet deployments rose to 62% from 51% during the second quarter 2007.

•	ICOP processed its first orders from major and metropolitan agencies in Illinois, Kansas, North Carolina, South Carolina, Tennessee, Utah and Washington during the three months ended June 30, 2008.

•

Following a three month, national, multi-agency field test that commenced in March 2008, ICOP announced the commercial availability of ICOP LIVE™ during the second quarter of 2008. ICOP LIVE is a proprietary wireless, audio and video streaming solution designed to provide real-time situational awareness to first responders, emergency managers and crisis coordinators.

•	ICOP expanded its network of independent dealers and distributors actively marketing ICOP’s product and solutions in the first six months of 2008.

According to Dave Owen, Chairman and CEO of ICOP, “Strategic decisions made in late 2007 to restructure our direct and indirect sales teams to enhance our Company’s market penetration efforts have begun to take hold. By refocusing our regional sales managers on nurturing significant sales opportunities with major and metropolitan agencies, and concentrating our independent channel on winning contract deployments with small and mid-sized agencies across the country, we believe we have found the right formula for long term success.”

Continuing, Owen stated, “There are a number of key inflection points that we expect will trigger dynamic sales growth for ICOP in the second half of this year. They include order flow from new customers in the international market place; continued sales to major metro, state and federal agencies; redefinition of the competitive landscape; new strategic partnerships with Fortune 500 companies; industry adoption of ICOP LIVE; and successful penetration into the school bus and transit markets.”

Financial highlights for the six months ended June 30, 2008 compared to the six months ended June 30, 2007:

•	Revenues grew 18% to $5.6 million, up from $4.8 million.

•

Total operating expenses increased 9% to $4.9 million from $4.4 million. The increase was largely attributable to the expansion of ICOP’s engineering and customer support teams offset by a 48% decrease in costs relating to research and development.

•	Adjusted EBITDA rose to $(2.2) million, a 34% increase over Adjusted EBITDA of $(1.7) million posted for the comparable six months in the prior year.

•	Net loss totaled $2.7 million, or $0.37 per basic and diluted share, compared to a net loss of $2.1 million, or $0.30 per basic and diluted share.

Financial highlights for the three months ended June 30, 2008 compared to the three months ended June 30, 2007:

•	Revenues totaled $2.8 million, a 12% increase over $2.5 million.

•	Total operating expenses rose 8% to $2.5 million from $2.4 million.

•	Adjusted EBITDA was $(1.2) million, a 29% increase when compared to Adjusted EBITDA of $(909,000) reported for the same three months in 2007.

•	Net loss was $1.4 million, or $0.19 per basic and diluted share, compared to $1.1 million, or $0.16 per basic and diluted share, for the same three months of 2007.

As of June 30, 2008, the Company had $1.8 million in cash; accounts receivables of $1.4 million; $4.8 million in inventory and net working capital of $5.7 million. Total shareholders’ equity was $8.1 million.

Adjusted EBITDA is defined as operating loss excluding depreciation and amortization and stock-based compensation expenses. While depreciation and amortization are considered operating costs under U.S. GAAP, these expenses primarily represent a non-cash current period allocation of costs associated with long-lived assets acquired in prior periods. Similarly, the expense recorded for stock-based compensation does not represent a current or future period cash cost.

We believe that Adjusted EBITDA is an important measure of operating performance, leverage capacity, its ability to service its debt, and its ability to make capital expenditures for its stockholders. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within the digital surveillance industry.

Management believes the use of this non-U.S. GAAP measure provides a useful basis for evaluating underlying business unit performance, but should not be considered in isolation and is not a substitute for evaluating business unit performance utilizing U.S. GAAP financial information. Management uses non-U.S. GAAP measures in its budgeting and forecasting processes and to further analyze its financial trends and “operational run-rate,” as well as making financial comparisons to prior periods presented on a similar basis. The Company believes that providing such adjusted results allows investors and other users of ICOP’s financial statements to better understand ICOP’s recurring comparative operating performance for the periods presented.

ICOP’s management uses non-U.S. GAAP financial measures, such as Adjusted EBITDA, in its own evaluation of the Company’s performance, particularly when comparing performance to past periods. ICOP’s non-U.S. GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures. Although ICOP’s management believes non-U.S. GAAP measures are useful in evaluating the performance of its business, ICOP acknowledges that items excluded from such measures may have a material impact on the Company’s income from operations, pretax income, net income and earnings per share calculated in accordance with U.S.GAAP. Therefore, management typically uses non-U.S. GAAP measures in conjunction with U.S. GAAP results. Investors and users of our financial information should also consider the above factors when evaluating ICOP’s results.

The attached schedule provides a full reconciliation of this non-U.S. GAAP financial measure to the most directly comparable corresponding U.S. GAAP financial measure.

CHARTS TO FOLLOW

ICOP DIGITAL, INC.

Condensed Balance Sheet (Unaudited)

	June 30, 2008	December 31, 2007
	(unaudited)
Assets
Current Assets
Cash	$1,846,821	$3,166,213
Accounts receivable, net of allowance for doubtful accounts of $90,000 at June 30, 2008 and $114,000 at December 31, 2007	1,435,778	2,915,897
Inventory, at cost	4,811,523	4,393,348
Prepaid expenses	260,382	252,753
Total current assets	8,354,504	10,728,211
Property and equipment, at cost, net of accumulated depreciation of $983,827 at June 30, 2008 and $706,819 at December 31, 2007	2,229,521	1,359,630
Other Assets:
Investment, at cost	25,000	25,000
Deferred patent costs	87,621	87,621
Deposits	18,258	18,258
Total Assets	$10,714,904	$12,218,720
Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$505,261	$735,382
Accrued liabilities	640,103	553,105
Line of credit	350,000	—
Note payable	780,000	—
Unearned revenue	377,299	359,937
Total current liabilities	2,652,663	1,648,424
Contingencies
Shareholders’ Equity:
Preferred stock, no par value; 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, no par value; 50,000,000 shares authorized, issued and outstanding 7,462,937 shares at June 30, 2008 and 7,455,054 at December 31, 2007	29,941,472	29,710,064
Accumulated other comprehensive (loss) gain	2,350	7,729
Accumulated deficit	(21,881,581)	(19,147,497)
Total Shareholders’ Equity	8,062,241	10,570,296
Total Liabilities and Shareholders’ Equity	$10,714,904	$12,218,720

ICOP DIGITAL, INC.

Condensed Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Sales, net of returns	$2,830,625	$2,529,025	$5,645,948	$4,801,193
Cost of sales	1,719,385	1,397,717	3,508,799	2,643,898
Gross profit	1,111,240	1,131,308	2,137,149	2,157,295
Operating expenses:
Selling, general and administrative	2,281,508	1,831,700	4,351,746	3,455,748
Research and development	265,678	530,121	512,033	989,072
Total operating expenses	2,547,186	2,361,821	4,863,779	4,444,820
Loss from operations	(1,435,946)	(1,230,513)	(2,726,630)	(2,287,525)
Other income (expenses):
Foreign currency translation	—	3,360	—	11,691
Interest income	7,711	63,493	24,899	130,611
Interest expense	(16,673)	—	(27,070)	(8,336)
Loss on disposal of property and equipment	—	—	(5,283)	—
Other income	—	15,000	—	15,000
Loss before income taxes	(1,444,908)	(1,148,660)	(2,734,084)	(2,138,559)
Income tax provision	—	—	—	—
Net loss	$(1,444,908)	$(1,148,660)	$(2,734,084)	$(2,138,55)
Basic and diluted loss per share	$(0.19)	$(0.16)	$(0.37)	$(0.30)
Basic and diluted weighted average common shares outstanding	7,462,937	7,246,651	7,445,647	7,239,732

ICOP Digital, Inc.

Reconciliation of Operating Loss to Adjusted EBITDA

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Operating Loss	$(1,435,946)	$(1,230,513)	$(2,726,630)	$(2,287,525)
Add: Depreciation and amortization	165,606	66,000	293,431	137,107
Add: Share-based compensation	100,000	255,698	205,000	490,298

Earnings before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA)	$(1,170,340)	$(908,815)	$(2,228,199)	$(1,660,120)

About ICOP Digital, Inc.

ICOP Digital, Inc. (Nasdaq: ICOP) operates on the core principle that ‘without local security, there is no national security.’ It endeavors to protect people, assets and profits for communities with innovative, mission-critical security, surveillance and communication solutions. The Company engineers, manufactures and markets mobile and stationary surveillance products for use in the public and private sectors, and facilitates the delivery of live video to first responders. (GSA Contractor)

The ICOP Model 20/20®-W, ICOP’s flagship, award-winning product, is the leading digital in-car video recorder system for law enforcement. ICOP LIVE™ delivers live streaming video to and from first responder vehicles and headquarters, empowering first responders with enhanced real-time situational awareness and actionable intelligence, optimizing the outcome of a crisis. ICOP LIVE delivers live video wirelessly to first responders over any wireless network and to multiple internet enabled Windows® devices simultaneously. The ICOP Model 4000™, ICOP’s newest advanced surveillance solution, is the next generation transit/rail DVR system. The ICOP Model 4000 uses less power than traditional DVR’s, which means less heat and translates into a more reliable unit with less downtime. In addition, the ICOP Model 4000 boasts many advanced and innovative features and capabilities, such as wireless file uploading and wireless video streaming, among many others. For more information, please view the following video presentations at http://www.icopdigital.com/why_icop.html and www.ICOP.com/veil.html, or visit www.ICOP.com.

Safe Harbor Statement

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the Company and its operations, are included in certain forms the Company has filed with the Securities and Exchange Commission.